Exhibit 99.1

Idaho General Mines, Inc. - Announces $25 Million Private Placement

SPOKANE, WASHINGTON - March 29, 2007

Idaho General Mines (AMEX:GMO) (“Idaho General” or the “Company”) today announced that it has arranged a private placement of units for gross proceeds of $25 million (net proceeds to the Company of approximately $23.5 million before legal and other related expenses). In connection with the transaction, the Company will issue 7.35 million units at a price of $3.40 per unit. Each unit will consist of one share of common stock and a warrant to purchase one half of one share of common stock. Each warrant is exercisable at a price of $5.20 per whole share for a period of one year from the date of closing.

Buyers of the units include lead investors Sprott Asset Management Inc., as agent on behalf of one or more of its affiliates, Coghill Capital Management, LLC and Huizenga Capital Management, LLC. Closing with respect to $14 million of the units is scheduled to occur on March 29, 2007, and the closing with respect to the remaining $11 million of units is scheduled to occur on or before April 10, 2007.

Net proceeds from the financing will be used to continue the permitting and development of the Company’s Mount Hope molybdenum project, for drilling and evaluation work on the Hall-Tonopah molybdenum project, and for general corporate purposes.

Idaho General is a U.S. based mineral development company focused on exploration and development of molybdenum dominant projects. The Company’s Mount Hope project, located in Eureka County, Nevada, contains an estimated 1.3 billion pounds of recoverable molybdenum and is projected to have a 50+ year mine life, making it one of the world’s largest and highest grade molybdenum deposits. The Company is targeting initial production in 2010.

Additionally, at its Hall-Tonopah property, located in Nye County, Nevada, the Company is currently conducting a comprehensive drilling and evaluation program to re-confirm and potentially expand the existing 150 million tonnes of molybdenum mineralization.

Forward-Looking Statements

Statements herein which are not historical facts, such as the anticipated benefits the acquisition discussed herein, estimates of the volume and grade of mineral deposits, future production levels, exploration results and plans, costs, prices are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, results of our ability to integrate the acquired property into our operations without undue costs or unanticipated liabilities, metals price and production volatility, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the Risk Factors and other discussion contained in the Company’s Form 10-QSB and 10-KSB reports on file with the SEC for a more detailed discussion of factors that may impact these forward looking statements. The Company undertakes no obligation and has no intention of updating forward-looking statements.

Investor Relations Contact Information:

John Gaensbauer

Phone: (509) 227- 6861

Idaho General Mines, Inc.

Robert Dumont — Business Development

Phone: (509) 838-1213

Website: www.igmines.com

Email: info@igmines.com